UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2011 (January 27, 2011)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Termination of Option Buyout Provisions in Equity Plans. On January 28, 2011, the Board of Directors of The Progressive Corporation (the “Company”) approved the Third Amendment to The Progressive Corporation 2010 Equity Incentive Plan (the “Plan”) and the Third Amendment to The Progressive Corporation 2003 Incentive Plan (together, the “Amendments,” copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively). Under each of these plans, prior to the Amendments, the Company had the authority to buyout certain outstanding stock option awards (and, in the case of the 2010 Equity Incentive Plan, stock appreciation rights), on terms and conditions acceptable to the Compensation Committee of the Board of Directors. In each case, the Amendments have modified the applicable plan to terminate the Company’s authority to buyout such outstanding stock options and stock appreciation rights.

2011 Equity Award to Chief Executive Officer. On January 27, 2011, the Compensation Committee of the Board revised the structure of the equity-based award to be made to Glenn Renwick, our Chief Executive Officer, that is currently scheduled to be made in March 2011. In prior years, Mr. Renwick has received equity awards that were equally divided between time-based and performance-based awards. For 2011, the Committee has determined that Mr. Renwick will receive only performance-base restricted stock units; no time-based units will be included. The Committee believes that this change will further incentivize Mr. Renwick to achieve the meaningful performance goals required for the award to vest over the 3-year life of the award, which further aligns his interests with those of our shareholders. Although all of the terms of the 2011 performance-based awards will not be finalized until March, the Company currently expects the terms to be similar to 2010 awards, as described in the Company’s Current Report on Form 8-K filed on March 30, 2010.

Changes to Cash Bonus Plans. On January 27, 2011, the Compensation Committee of the Board of Directors, consistent with the recommendation of the Investment Committee, added a non-plan cash bonus component to the compensation of the Company’s Chief Investment Officer, William Cody, relating to the performance of the Company’s fixed-income investment portfolio for 2010. As previously disclosed (see our 2010 Proxy Statement, pages 26-29), Mr. Cody’s annual cash bonus awards in recent years have been determined under the Company’s 2007 Executive Bonus Plan, using a combination of the Company’s Gainsharing methodology (based on the growth and profitability of our core insurance businesses) for 25% of his bonus potential, and a separate calculation tied to investment performance for the remaining 75%. The investment component represented a comparison of the performance of the Company’s fixed-income portfolio with the performance of a benchmark of other fixed-income investors, on a risk adjusted basis. Although the results for 2010 are not yet final, the performance score for the investment operation under the Executive Bonus Plan for 2010 is expected to be at or near a “0” on a potential scale of 0 to 2.0 and, therefore, no (or a minimal) bonus is expected to be generated by the investment component of the plan.

Nonetheless, the Compensation Committee, and the Board’s Investment & Capital Committee, determined that in the face of a very challenging interest rate environment, Mr. Cody’s performance justified the award of a target-level bonus to him for the year. Although the Company made the decision to reduce interest rate risk in our portfolio during the year, a strategy that was much more conservative than most of the firms in the benchmark group, Mr. Cody’s group achieved significant positive investment results, with the Company’s fixed-income portfolio producing a fully taxable equivalent total return of 6.9% on a year-over-year basis. Based on these results, the Committee made the decision to award Mr. Cody a cash bonus outside of and in addition to the Executive Bonus Plan for 2010. The final amount of the bonus has not been determined at this time, but it will be in an amount that, when taken together with the bonus (if any) that is ultimately paid under the investment component of the Executive Bonus Plan, will equal one times Mr. Cody’s target bonus applicable to investment performance for the year.

The performance score for the investment component for 2010, together with evidence of significant fluctuations in the score for the investment component in prior years, has led the Company to reevaluate the bonus program for Mr. Cody and other investment professionals during 2011. Accordingly, an investment component has not been included in the Executive Bonus Plan for 2011. As a result, Mr. Renwick and Brian Domeck, our CFO, who in recent years have also had a portion of their cash bonuses determined by investment results, will have all of their 2011 bonuses, and Mr. Cody will continue to have a portion of his cash bonus, determined by the performance of the Company’s core insurance businesses (i.e., our Gainsharing factor) under the Executive Bonus Plan. However, Mr. Cody will continue to have the remainder of his potential cash bonus based on the results of the Company’s fixed-income portfolio, although a specific plan has not been approved by the Committee for 2011 at this time. To the extent that a plan is developed and approved for Mr. Cody during 2011, appropriate disclosures will be made under SEC rules.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2011

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description

10	10.1	Third Amendment to The Progressive Corporation 2010 Equity Incentive Plan

10	10.2	Third Amendment to The Progressive Corporation 2003 Incentive Plan

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